Exhibit (a)(1)(v)

Offer to Purchase for Cash

Up to 2,400,184 Shares of Common Stock

of

STURM, RUGER & COMPANY, INC.

at

$44.80 Net Per Share

by

BERETTA HOLDING S.A.

September 17, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated September 17, 2026 and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Tender Offer”) in connection with the Tender Offer by Beretta Holding S.A. (the “Purchaser”), a Luxembourg corporation, to purchase for cash up to a maximum of 2,400,184 shares of common stock, par value $1.00 per share (the “Shares”), of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $44.80 per Share, net to you in cash.

2.	The Tender Offer and withdrawal rights expire at one minute after 11:59 p.m., New York City time, on October 15, 2026, unless extended (such date and time, as they may be extended, the “Expiration Date”).

3.	The Tender Offer is subject to certain important conditions as set forth in the Offer to Purchase.

4.	Upon the terms and subject to the conditions of the Tender Offer, if more than 2,400,184 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, the Shares so tendered will be purchased on a pro rata basis, as described in the Offer to Purchase.

5.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Tender Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Tender Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Tender Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Tender Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Shares or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

Up to 2,400,184 Shares of Common Stock

of

Sturm, Ruger & Company, Inc.

by

Beretta Holding S.A.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 17, 2026, and the related Letter of Transmittal, in connection with the offer by Beretta Holding S.A. to purchase up to a maximum of 2,400,184 shares of common stock, par value $1.00 per share (the “Shares”), of Sturm, Ruger & Company, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)
Dated , 2026
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.